Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 4th QUARTER 2005

RESULTS; PROVIDES 1st QUARTER AND FULL YEAR 2006 OUTLOOK

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, Monday, February 20, 2006

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2005. Highlights of the results include:

•	Fourth quarter over year earlier period:

•	Site leasing revenue growth of 14%

•	Tower cash flow growth of 18%

•	Operating income growth of $10.8 million

•	Loss from continuing operations decreased from $41.5 to $32.3 million

•	Adjusted EBITDA growth of 23%

•	Tower cash flow margin of 74.6%

Operating Results

Total revenues in the fourth quarter of 2005 were $72.4 million, compared to $65.5 million in the year earlier period, an increase of 10.5%. Site leasing revenue of $42.9 million and site leasing segment operating profit of $31.1 million were up 13.9% and 19.8%, respectively, over the year earlier period. Site leasing contributed 92.9% of the Company’s total segment operating profit in the fourth quarter of 2005. Same tower revenue and site leasing segment operating profit growth on the 3,060 towers owned at December 31, 2005 and December 31, 2004 were 12% and 18%, respectively.

Tower Cash Flow for the three months ended December 31, 2005 was $31.5 million, a 17.6% increase over the year earlier period. Tower Cash Flow margin for the three months ended December 31, 2005 was 74.6%, a 260 basis point improvement over the year earlier period. SBA defines Tower Cash Flow and Adjusted EBITDA to exclude the non-cash impact from straight-line calculations used to determine leasing revenue and ground rent expense. Reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures are provided below.

Site development revenues were $29.5 million in the fourth quarter of 2005 compared to $27.9 million in the year earlier period, a 5.9% increase. Site development segment operating profit margin was 8.0% in the fourth quarter of 2005, the same as in the year earlier period.

Selling, general and administrative expenses were $7.1 million in the fourth quarter of 2005, compared to $7.2 million in the year earlier period. Loss from continuing operations for the fourth quarter of 2005 was $32.3 million or $(.38) per share, compared to a loss of $41.5 million or $(.65) per share in the year earlier period. Net loss in the fourth quarter of 2005 was $32.3 million, or $(.38) per share, compared to a net loss of $41.8 million, or $(.66) per share, in the year earlier period. Excluding a charge of $19.5 million related to the retirement of debt, net loss per share in the fourth quarter of 2005 was $(.15). Adjusted EBITDA was $26.9 million, compared to $21.9 million in the year earlier period, or a 22.8% increase. Adjusted EBITDA margin was 37.5% in the fourth quarter of 2005.

Net cash interest expense and non-cash interest expense, exclusive of amortization of debt issuance costs, was $8.7 million and $5.5 million, respectively, in the fourth quarter of 2005, compared to $10.4 million and $7.0 million in the year earlier period.

Cash provided by operating activities for the three months ended December 31, 2005 was $13.8 million, compared to cash used in operating activities of $(.2) million for the three months ended December 31, 2004. Equity free cash flow (defined below) for the three months ended December 31, 2005 was $6.9 million compared to $(8.2) million in the year earlier period.

“We had an excellent finish to a very good year,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “We ended 2005 with strong customer activity and backlogs which we believe will result in another year of strong operational performance in 2006. Our customers remain very busy improving their wireless networks, and we expect them to stay busy throughout 2006. We expect growth in leasing revenue and tower cash flow this year to be as strong or stronger than we experienced in 2005. We continue to be very pleased with the quality of our assets and their attractiveness to our customers, as measured by our leasing revenue growth, tower cash flow growth and tower cash flow margin. Our strong operating performance last year, combined with significant improvements to our balance sheet, produced a material amount of equity free cash flow in 2005. We are well positioned to build on last year’s success, and we expect substantial growth in equity free cash flow in 2006.”

Investing Activities

During the fourth quarter of 2005, SBA purchased 73 towers and built 16 towers, and as of December 31, 2005 SBA owned 3,304 towers. Total cash capital expenditures for the fourth quarter of 2005 were $28.9 million, consisting of $1.4 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $27.5 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases). The 73 towers were purchased for an aggregate amount of $21.9 million, with the consideration consisting of approximately $20.7 million in cash and approximately 80,000 shares of SBA common stock.

Since December 31, 2005, SBA has built ten additional towers and purchased 65 additional towers. The 65 towers were purchased for an aggregate amount of $18.6 million, paid in cash. The Company has agreed to purchase an additional 99 towers for an aggregate amount of $29.8 million, which the Company expects to fund from its cash. The Company anticipates that these acquisitions will be consummated by the end of the second quarter of 2006.

Financing Activities and Liquidity

SBA ended the fourth quarter with $405.0 million of commercial mortgage-backed pass-through certificates outstanding, $216.9 million of 9 3/4% senior discount notes, $162.5 million of 8 1/2% senior notes, no borrowings under the Company’s new $160 million senior credit facility, and net debt of $699.2 million. Liquidity at December 31, 2005 was approximately $124.3 million, consisting of $85.2 million of cash, restricted cash, and short-term investments, and approximately $39.1 million of availability under the senior credit facility. The Company’s net debt to Annualized Adjusted EBITDA leverage ratio was 6.5x at December 31, 2005.

In the fourth quarter, SBA issued 10 million shares of common stock in exchange for gross proceeds of $154.1 million. The Company used substantially all of the net proceeds of $151.5 million to redeem $42.9 million ($52.4 million face amount) of its 9 3/4% senior discount notes and $87.5 million of its 8 1/2% senior notes. The Company also issued $405 million of investment-grade, commercial mortgage-backed pass-through certificates. The transaction generated net proceeds to the Company of approximately $395 million, approximately $321 million of which was used to refinance the outstanding balance under the Company’s $400 million senior credit facility. The Company entered into a new $160 million senior credit facility in the fourth quarter. The new facility consists of a $160 million revolving loan which may be borrowed, repaid and redrawn, subject to compliance with certain covenants. The new facility will mature on December 21, 2007. Amounts borrowed under the facility will accrue interest at LIBOR plus a margin that ranges from 75 basis points to 200 basis points or at Base Rate plus a margin that ranges from 12.5 basis points to 100 basis points. Amounts borrowed under this facility will be secured by a first lien on substantially all assets of the Company (other than those which secure the Company’s commercial mortgage-backed pass-through certificates) and are guaranteed by the Company and certain of its subsidiaries.

Outlook

The Company is providing its first quarter and Full Year 2006 Outlook for anticipated results from continuing operations. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended March 31, 2006			Full Year 2006
	($’s in millions)
Site leasing revenue	$43.7	to	$44.7	$177.0	to	$187.0
Site development revenue	$21.5	to	$23.5	$90.0	to	$100.0
Total revenues	$65.2	to	$68.2	$267.0	to	$287.0
Tower cash flow	$31.8	to	$32.8	$129.0	to	$137.0
Adjusted EBITDA	$25.8	to	$26.8	$107.0	to	$115.0
Net cash interest expense(1)(5)	$8.5	to	$9.0	$34.0	to	$38.0
Non-cash interest expense(1)	$5.2	to	$5.4	$21.0	to	$23.0
Cash flow from operating activities	$18.5	to	$22.5	$65.0	to	$75.0
Non-discretionary cash capital expenditures(2)	$1.0	to	$1.5	$4.0	to	$5.0
Discretionary cash capital expenditures(3)	$24.3	to	$26.3	$69.0	to	$76.0
Equity free cash flow(4)	$11.6	to	$16.3	$37.0	to	$50.0

(1)	Excludes amortization of debt issuance costs and interest rate hedging benefits.

(2)	Consists of maintenance and general corporate capital expenditures.

(3)	Consists of new tower builds, augmentation of existing towers, ground lease purchases, tower acquisitions and related earn-outs. We plan on building 80 to 100 new towers in 2006 for our ownership. Full year expenditure guidance includes all completed acquisitions and approximately $29.8 million of cash expenditures related to pending acquisitions described above.

(4)	Defined as cash flow from operating activities less non-cash interest expense less non-discretionary cash capital expenditures.

(5)	Includes no benefit from any refinancing of existing indebtedness that the Company may undertake in 2006.

Presentation

As previously announced in the first half of 2004, the Company adopted a plan to sell all of its services business in the western United States and completed the sale of all portions of its western services business in 2004. The results of the Company’s western services segment are reflected as discontinued operations in accordance with generally accepted accounting principles for the three months and fiscal year ended December 31, 2004. Other than the net loss information, all other financial information contained in the text of this press release is from the Company’s continuing operations.

Conference Call Information

SBA Communications Corporation will host a conference call Tuesday, February 21, 2006, at 10:00 A.M. ET to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, February 21, 2006 at 10:00 A.M. EST
Dial-in number:	(800) 288-8975
Conference call name:	“SBA Fourth Quarter Results”
Replay:	February 21, 2006 at 3:15 P.M. to March 7, 2006 at 11:59 P.M.
Number:	800-475-6701
Access Code:	813298
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s expectations regarding customer activity and backlog; (ii) the Company’s financial and operational guidance for the first quarter of 2006 and full year 2006; (iii) the Company’s expectations regarding the consummation of pending tower acquisitions by the end of the second quarter of 2006 and the type of consideration to be paid in such pending tower acquisitions; (iv) the Company’s plan to build 80 to 100 new towers in 2006; and (v) the Company’s prospects for 2006 and its expectations regarding the growth of site leasing revenue, tower cash flow and equity free cash flow. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2005. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to retain current lessees on towers, including our ability to deal with the impact, if any, of recent consolidation among wireless service providers, (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (5) the Company’s ability to maintain or decrease expenses and cash capital expenditures, (6) the Company’s ability to access sufficient capital to fund its operations, (7) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (8) the continued dependence on towers and outsourced site development services by the wireless carriers, and (9) the Company’s ability to build 80 to 100 new towers in 2006. With respect to its expectations regarding pending tower acquisitions these factors also include satisfactorily completing due diligence, and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company’s plan for new builds these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

Non-GAAP Financial Measures

This press release, including our 2006 Outlook, includes disclosures regarding Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Leverage ratio, each of which are non-GAAP financial measures. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, provision for income taxes, depreciation, accretion and amortization, asset impairment charges, non-cash compensation, restructuring and other charges, and other expenses and excluding non-cash leasing revenue and non-cash ground lease expense. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Adjusted EBITDA nor Adjusted EBITDA margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Adjusted EBITDA and the Adjusted EBITDA margin have certain material limitations, including:

*	They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

*	They do not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation and amortization expense has material limitations;

*	They do not include provision for income taxes. Because the payment of income taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations; and

*	They do not include non-cash expenses such as asset impairment charges, non-cash compensation, restructuring and other charges, other expenses, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

We compensate for these limitations by using Adjusted EBITDA and the Adjusted EBITDA Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA margin for the three months ended December 31, 2005 and 2004 are calculated below:

	For the three months ended December 31,
	2005	2004
	(in thousands)
Loss from continuing operations	$(32,282)	$(41,516)
Interest income	(1,108)	(231)
Interest expense	16,118	18,524
Depreciation, accretion and amortization	22,258	22,351
Asset impairment charges	160	5,472
Provision for income taxes	1,173	14
Loss from write off of deferred financing fees and extinguishment of debt	19,541	16,433
Non-cash compensation (included in selling, general, and administrative)	139	115
Non-cash leasing revenue	(626)	(388)
Non-cash ground lease expense	1,098	1,276
Restructuring and other charges	—	27
Other	443	(162)

Adjusted EBITDA(1)	$26,914	$21,915

Annualized Adjusted EBITDA(2)	$107,656	$87,660

Adjusted EBITDA Margin(3)	37.5%	33.6%

(1)	Adjusted EBITDA for the three months ended March 31, 2006 and fiscal year 2006 will be calculated the same way.

(2)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

(3)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the sum of total revenues minus non-cash leasing revenue.

The Non-GAAP measurements of Net Debt and Leverage ratio (which is defined as our Net Debt divided by our Annualized Adjusted EBITDA) have certain material limitations. Specifically these measurements net cash and cash equivalents, restricted cash and short-term investments out of our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition since a component of our Leverage ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA discussed above. We compensate for these limitations by using Net Debt and our Leverage ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

Our Annualized Adjusted EBITDA leverage ratios as of December 31, 2005 is calculated below:

	December 31, 2005
	(in thousands)
Long-term debt	$784,392
Less
Cash and cash equivalents, restricted cash and short-term investments	(85,223)

Net debt	$699,169

Divided by:
Annualized Adjusted EBITDA	$107,656

Leverage ratio	6.5	x

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenues less segment cost of revenues (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by Segment revenues. Total Segment Operating Profit is the total of the operating profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, an indicator of the operating performance of our site leasing and site development segments and are used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation and amortization. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue or operating income as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation expense. Because depreciation expense is required by GAAP as it is deemed to reflect additional operating expenses relating to our site leasing and site development segments, any measure that excludes these items has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the cash generation of our segment operations.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit for the three months ended December 31, 2005 and 2004 is calculated below:

	Site leasing segment		Site development segment
	For the three months ended December 31,		For the three months ended December 31,
	2005	2004	2005	2004
	(in thousands)
Segment revenue	$42,897	$37,652	$29,521	$27,881
Segment cost of revenue (excluding depreciation, accretion and amortization)	(11,828)	(11,728)	(27,146)	(25,657)

Segment operating profit	$31,069	$25,924	$2,375	$2,224

Segment operating profit margin (1)	72.4%	68.9%	8.0%	8.0%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our 2006 Outlook includes disclosures regarding Tower Cash Flow and Tower Cash Flow margin, which are non-GAAP financial measures. Tower Cash Flow is defined as site leasing segment operating profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow margin have certain material limitations. Specifically these measurements do not include non-cash leasing revenue and non-cash ground lease expense. Because these non-cash leasing revenue and non-cash ground lease expenses are required by GAAP as they are deemed to reflect the straight-line impact of our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the cash generation of our site leasing operations.

The reconciliation of Tower Cash Flow and Tower Cash Flow margin for the three months ended December 31, 2005 and 2004 is calculated below:

	For the three months ended December 31,
	2005	2004
	(in thousands)
Segment revenue	$42,897	$37,652
Segment cost of revenue (excluding depreciation, accretion and amortization)	(11,828)	(11,728)

Site leasing segment operating profit	31,069	25,924
Non-cash leasing revenue	(626)	(388)
Non-cash-ground lease expense	1,098	1,276

Tower Cash Flow(1)	$31,541	$26,812

Tower Cash Flow Margin(2)	74.6%	72.0%

(1)	Tower Cash Flow for the three months ended March 31, 2006 and fiscal year 2006 will be calculated the same way.

(2)	Tower Cash Flow Margin for a particular quarterly period is Tower Cash Flow divided by the sum of site leasing revenue minus non-cash leasing revenue for such period.

Equity Free Cash Flow

This press release, including our 2006 Outlook, also includes disclosures regarding Equity Free Cash Flow which is a non-GAAP financial measure. Equity Free Cash Flow is defined as cash flow from operating activities minus non-cash interest expense minus non-discretionary cash capital expenditures. Equity Free Cash Flow is in our opinion an indicator of the amount of cash produced by our business (after treating our 9 3/4% senior discount notes as bearing current cash interest) and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with generally accepted accounting principles.

The use of Equity Free Cash Flow has certain material limitations. Specifically this measurement does not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. We compensate for this limitation by using Equity Free Cash Flow as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow.

Equity	Free Cash Flow for the three months ended December 31, 2005 and 2004 is calculated below:

	For the three months ended December 31,
	2005	2004
	($ in thousands)
Cash flow from operating activities	$13,785	$(246)
Non-cash interest expense	(5,463)	(7,047)
Non-discretionary cash capital expenditures	(1,374)	(921)

Equity free cash flow(1)	$6,948	($8,214)

(1)	Equity free cash flow for the three months ended March 31, 2006 and fiscal year 2006 will be calculated the same way.

CONSOLIDATED STATEMENTS OF OPERATIONS

($’s in thousands)

(unaudited)

	For the three months ended December 31,		For the fiscal year ended December 31,
	2005	2004	2005	2004
Revenues:
Site leasing	$42,897	$37,652	$161,277	$144,004
Site development	29,521	27,881	98,714	87,478

Total revenues	72,418	65,533	259,991	231,482

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization):
Site leasing	11,828	11,728	47,259	47,283
Site development	27,146	25,657	92,693	81,398
Selling, general and administrative	7,141	7,236	28,178	28,887
Restructuring and other charges	—	27	50	250
Asset impairment charges	160	5,472	398	7,092
Depreciation, accretion and amortization	22,258	22,351	87,218	90,453

Total operating expenses	68,533	72,471	255,796	255,363

Operating income (loss) from continuing operations	3,885	(6,938)	4,195	(23,881)

Other income (expense):
Interest income	1,108	231	2,096	516
Interest expense	(9,850)	(10,643)	(40,511)	(47,460)
Non-cash interest expense	(5,463)	(7,047)	(26,234)	(28,082)
Amortization of debt issuance costs	(805)	(834)	(2,850)	(3,445)
Write-off of deferred financing fees and extinguishment of debt	(19,541)	(16,433)	(29,271)	(41,197)
Other (expense) income	(443)	162	31	236

Total other expense	(34,994)	(34,564)	(96,739)	(119,432)

Loss from continuing operations before provision for income taxes	(31,109)	(41,502)	(92,544)	(143,313)
Provision for income taxes	(1,173)	(14)	(2,104)	(710)

Loss from continuing operations	(32,282)	(41,516)	(94,648)	(144,023)
Loss from discontinued operations, net of income taxes	(15)	(320)	(61)	(3,257)

Net loss	$(32,297)	$(41,836)	$(94,709)	$(147,280)

	For the three months ended December 31,		For the fiscal year ended December 31,
	2005	2004	2005	2004
Basic and diluted loss per common share amounts:
Loss from continuing operations	$(0.38)	$(0.65)	$(1.28)	$(2.47)
Gain (loss) from discontinued operations	—	(0.01)	—	(0.05)

Net loss per common share	$(0.38)	$(0.66)	$(1.28)	$(2.52)

Weighted average number of common shares	84,991	63,622	73,823	58,419

Other Data:
Tower Cash Flow	$31,541	$26,812

Adjusted EBITDA	$26,914	$21,915

Equity Free Cash Flow	$6,948	$(8,214)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,934	$69,627
Restricted cash	19,512	2,017
Short-term investments	19,777	—
Accounts receivable, net of allowances of $1,136 and $1,731 in 2005 and 2004, respectively	17,533	21,125
Other current assets	29,432	23,403

Total current assets	132,188	116,172
Property and equipment, net	728,333	745,831
Deferred financing fees, net	19,931	19,421
Other long-term assets	72,084	35,820

Total assets	$952,536	$917,244

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$32,827	$30,201
Interest payable	3,880	3,729
Long-term debt, current portion	—	3,250
Other current liabilities	15,436	13,823

Total current liabilities	52,143	51,003

Long-term liabilities:
Long-term debt	784,392	924,456
Deferred revenue	302	384
Other long-term liabilities	34,268	30,072

Total long-term liabilities	818,962	954,912

Shareholders’ equity (deficit)	81,431	(88,671)

Total liabilities and shareholders’ equity (deficit)	$952,536	$917,244

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(32,297)	$(41,836)
Depreciation, accretion and amortization	22,258	22,351
Other non-cash items reflected in Statements of Operations	6,715	12,633
Loss from write-off of deferred financing fees and extinguishment of debt	19,541	16,433
Changes in operating assets and liabilities	(2,432)	(9,827)

Net cash provided by (used in) operating activities	13,785	(246)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(34,628)	—
Sale of short-term investments	14,996	—
Capital expenditures	(6,242)	(2,604)
Acquisitions and related earn-outs	(22,671)	(911)
Proceeds from sale of fixed assets	196	394
Receipt/(payment) of restricted cash	(128)	4,486

Net cash (used in) provided by investing activities	(48,477)	1,365

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from equity offering, net of fees	151,480	—
Proceeds from CMBS-1 Notes and 8 1/2% senior notes, net of financing fees	393,328	244,788
Proceeds from employee stock purchase/option plans	1,620	2,019
Proceeds from settlement of swap	14,774	—
Funding of restricted cash relating to CMBS - 1 Notes	(17,937)	—
Borrowings under senior credit facility, net of financing fees	(971)	29,411
Repayment of senior credit facility and notes payable	(342,938)	(15,814)
Repayment/redemption of 9 3/4% senior discount notes, 8 1/2% senior notes, 12% senior discount notes and 10 1/4% senior notes	(142,207)	(213,419)
Bank overdraft	—	527

Net cash provided by financing activities	57,149	47,512

NET INCREASE IN CASH AND CASH EQUIVALENTS	22,457	48,631
CASH AND CASH EQUIVALENTS:
Beginning of period	23,477	20,996

End of period	$45,934	$69,627

	For the three months ended December 31, 2005	For the fiscal year ended December 31, 2005
	(in thousands)
SELECTED CASH CAPITAL EXPENDITURE DETAIL:
Tower new build construction:
Towers completed in period	$3,189	$5,540
Towers completed in prior periods	376	1,171
Work in process	826	5,442

	4,391	12,153

Operating tower expenditures:
Tower upgrades/augmentations	477	3,050
Maintenance/improvement capital expenditures	882	2,840

	1,359	5,890

General corporate expenditures	492	1,607

Total cash capital expenditures	$6,242	$19,650